EXHIBIT 99
UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

July 5, 2006	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings’ Stock Splits 5 for 3

Today, UIL Holdings’ (NYSE:UIL) common stock split 5 shares for every 3 shares for shareholders of record as of June 6, 2006. The stock split, announced on April 26, 2006, will make the stock more affordable for investors interested in a high quality, high yielding investment.

“The Board’s decision to authorize a stock split reflects management’s positive outlook on the future of UIL,” commented James P. Torgerson, UIL Chief Executive Officer. “The stock split will increase investor liquidity and enhance UIL’s appeal in the retail market.”

UIL’s common stock opened today on the New York Stock Exchange with a post-split price of $34.59. On a pre-split basis, this equates to $57.65.

On May 16, 2006, management provided earnings guidance from continuing operations, excluding divested businesses in continuing operations of $2.75-$2.85 per share. On May 16, 2006, management also provided guidance that the divested and discontinued operations would result in losses of $3.15-$2.85 per share. On a post-split basis, the guidance as of May 16th from continuing operations and the divested and discontinued operations equates to earnings of $1.65-$1.71 per share and losses of $1.89-$1.71 per share, respectively. Management is currently evaluating the financial results for the second quarter of 2006 and will reaffirm or revise guidance, if necessary, in its second quarter earnings release.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport and Xcelecom Inc., a leading provider of specialty contracting services and systems integration. For more information on UIL Holdings, visit us at http://www.uil.com.

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Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, timing factors, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products, services and prices of the Corporation’s subsidiaries. The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances

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